Exhibit 99.2

EVERGREEN RESOURCES

1st Quarter 04 Financial and Operating Results

Leader, Mark Sexton

ID# 7138359

05/07/04

Date of Transcription:   May 11, 2004

Marianne:                                                                                                                                          Good morning.  My name is Marianne, and I will be your conference facilitator.  At this time I would like to welcome everyone to the Evergreen Resources 1st quarter 2004 financial and operating results conference call.  All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press * then the number 1 on your telephone keypad, and questions will be taken in the order in which they are received.  If you would like to withdraw your question, press *then the number 2 on your telephone keypad.  Thank you.

I will now turn the conference over to John Kelso, Director of Investor Relations.  Mr. Kelso, you may begin your conference.

John:                                                                                                                                                                   Thank you, Marianne, and thanks everyone for joining us today for our 1st quarter 2004 conference call.  We certainly appreciate your interest.  As always, I need to mention that this call is being broadcast live over the internet through our company’s home page.  To view the webcast go to our website at www.evergreengas.com.

For the next half hour or so, Evergreen management will discuss today’s press release which provided operational and financial results for the 1st quarter of 2004, and also provided estimates for the year ending December 31st, 2004.  I need to mention that these forward-looking statements are made under the Safe Harbor provisions established by the Securities and Exchange Commission, and that the risks and uncertainties involved in these forward-looking statements are described in more detail in the company’s most recent annual report on Form 10-K, which is filed with the SEC.

I’d also like to mention that we’ll be holding our annual meeting of shareholders today at 12 noon.  The meeting will be held in the Front Range room of the Pinnacle Club which is located on the 38th floor of the Quest Tower.  The address is 555 17th Street, and it’s located in downtown Denver.  And if anyone’s on the fence, there will be a free lunch provided.

With that, I’d like to turn the call over to our chief executive officer, Mark Sexton.

Mark:                                                                                                                                                                 Thank you, John.  Sounds like you’re anticipating a low turnout.  As you are all aware, we recently, this week, announced a merger deal with Pioneer Natural Resources.  We had a conference call Tuesday to discuss that transaction in detail.  I suspect there will be some more follow-up questions about it now that people have had a chance to think about it, read some of the research that’s been written about the transaction.

The consideration for the transaction for this merger is, Evergreen Resources shareholders will receive, at their election, stock, half-cash half-stock, or all cash.  If they elect 50% stock 50% cash, they’ll receive .58175 shares of Pioneer stock with $19.50 per share in cash. They’ll also receive an additional cash consideration of a minimum of $.35 a share.  In my opinion, that will be a larger number.  In my opinion, this transaction was not a $39 per share transaction, but a $40 per share transaction because I believe that Evergreen will be able to monetize its Kansas asset for something at least a dollar a share.

There has been a lot of interest from the outside community; not only the investor community, but industry, in these properties as we would expect there to be, because we think it’s a quality asset.  It did not, however, fit the particular profile of properties that Pioneer and Evergreen were looking for as a result of this merger, and this is one way we found an elegant way to give additional value to Evergreen shareholders.

The purchase price per share will be a minimum of $39.35 in the cash plus stock consideration, assuming Pioneer retains the Kansas properties.  My belief however is that the actual purchase price per share will be shown ultimately to be in excess of $40 a share.  This will be a tax-free reorganization.  We are, of course, going to require SEC approval.  Both companies will probably be taken a look at by the SEC.  The likely closing is late September.  I think in the models that we prepared for the joint companies together we have assumed a closing date of September 30th.

This is, of course, subject to shareholder approval of both companies as well as Hart Scott Rodino approval.  A relatively low termination fee of $35 million, which is relatively low for a transaction of this size.  We’ll be talking about the transaction more. Now we’re going to turn over the call to Kevin Collins, Evergreen’s Chief Financial Officer, to discuss the 1st quarter earnings results.  Go ahead, Kevin.

Kevin:                                                                                                                                                             Thank you, Mark.  This is a very interesting quarter for Evergreen Resources.  We completed a $200 million senior sub-note deal on March 10th of this year.  The total amount of the note is $200 million. The maturity was 8 years.  We used the proceeds to repay existing bank debt, and will use it for general corporate purposes.

Our initial ratings by the Moody’s and S&P was a Ba3/BB- with a 4B rating right out of the box, which we were very pleased with.  The interest rate was 5 7/8.  We sold the notes at a discount, so the actual yield on the notes is about 6%.

Evergreen had an excellent quarter in the 1st quarter of 2004.  We reported net income of $20.4 million or $.44 per diluted share, and that’s on Slides 4 and 5.  I’ll be referring to these slides throughout our discussion of the 1st quarter results.  On Slide 6 is listed out our historical net income or loss for the last 2 years plus the 1st quarter. Again, these trends are going in the right direction.  We think we’re on track for another record year in 2004.

Slide #7 indicates the net income or loss per diluted share for the last couple of years, with Q4 being $.44 per diluted share — excuse me, Q1.  On Page 8, actual production for the quarter was 13.1 Bcf.  Our guidance for the quarter was 13.5-13.9.  We missed our production guidance for a number of minor reasons.  In the Raton Basin we were off our projected guidance because of a couple of items.  Our production forecast is right on target.  However, our net sales were off in these two areas, the first one being that as a result of the increase in fuel shrink, compressors running at lower suction pressures, we did this in order to lower the field pressures to try to increase production.  This accounted for about a tenth of a Bcf.

And our net revenue interest has decreased over time due to increasing production in areas where our NRI is lower, and therefore our NRI has dropped on an absolute basis over the past couple of years.  And because of these items, our production guidance for the remainder of 2004 has been adjusted slightly.

In the Piceance and Uintah areas, we’re still trying to get an understanding of how to develop these properties.  In the 1st quarter, we drilled more wells than had been drilled in the past couple of years, and therefore it has given us an idea of how long and how much we can get done this year.

There is another number of small items that have caused us to not meet projections.  One of them was out of our control in terms of a third-party gathering company.  They did not complete an amine plant that was going to allow several inert wells to come on-line, and therefore that caused us to have a decrease in our production for the 1st quarter.

Also, in Canada it’s taken a little bit more time from spud to first sale. We are doing what we can to try to reduce that timeframe, but that did cause a decrease in some of our production in the 1st quarter.  We also had a delay in the installation of a new compressor due to weather issues.  I’ll talk more about our revised guidance for ‘04 in just a minute.

The average for the 1st quarter was 129 MMcf in the Raton Basin and in the Piceance and Uintah area was 5.9 MMcf per day, and in Canada 9.1 MMcf per day.  On Slide 10 we’ve now changed our guidance from 57.3 to 58.9 for 2004, and that’s up from 46.3 in 2003.  On Slide 12 we ended up the year at 1.495 Bcf in reserves.  We’re still estimating it will be somewhere between 1.7 and 1.75 Bcf in reserve for the year ended 2004.

On Slide 13 is an overview of Evergreen’s asset base as it currently exists.  Our net producing well count as of 03/31/04 is 1222 wells, 1007 in the Raton Basin, 133 in Piceance Uintah, and 82 in Canada.  Our current production is 133 MMcf a day in the Raton Basin, 6 MMcf per day in the Piceance Uintah area, and 11 MMcf per day in Canada.

Net acres have increased since year-end.  Right now we have about 1.45 million net undeveloped acreage positions to go out and develop our properties.  In the Raton Basin we have significant upside in terms of the number of locations that are available to drill.  We also have a lot of upside in the Piceance Uintah areas.  Kansas is an area that we’re just starting to develop, and there is also significant upside for developments in the eastern part of Kansas.

On Slide 14, our 2000 drilling programs are laid out there.  We drilled 66 wells in the 1st quarter, which our target was 70 wells.  We were very close to our target.  Total wells for the year will be 381 wells, which is up significantly from the 180 wells that we had drilled in 2003.

On Slide 15 is our production guidance.  We have modified this a little bit more.  We did it also in our last conference call, which we’re still trying to tweak these numbers and make sure that we feel very comfortable with them, and we do feel comfortable with these numbers because we’re trying to factor in a lot of unknowns going forward for 2004.

The Raton Basin we tweaked slightly just because of the items I mentioned before in terms of the net revenue interest and the fuel and shrink that we’ve been using this year, so we adjusted the production down somewhat from the 52 B’s that we anticipated back in February to about 50.9 to 51.4 B’s for 2004.

The Piceance Uintah area, again, the amine plant problem was causing us issues in terms of not getting additional production.  Now that that plant is on line, it’s still not producing at the levels that we anticipated, so we are behind in that respect.  We also anticipate there will be some delays in permitting based on timing of BLM approval process.  We think we’re going to go into 30-90 days, so that may delay us a little bit.  We’re trying to factor in some of those future delays in our guidance.

And also, we’re anticipating delays from the decision of wildlife protests to the BLM for the Sage Grouse.  All these things are little items, but they do add up in terms of total production.

Canada — again, it’s similar issues in terms of not major issues, but they’re just delays which are causing us not to get wells hooked up as quickly as we’d like. We have begun taking a little more time from spud to first sales.  That’s causing us a delay in meeting our production goals.  We’ve had a delay in the installation of a new compressor system, a new compressor, which is now on line, so we should be back on track with that.

We originally anticipated drilling CBM and conventional wells in the near-term, but have delayed that due to the formation of a joint venture in the next few months.  We had anticipated buying additional production, however, some of the royalty trusts have run up prices in the areas we were looking at, and we couldn’t acquire the properties at economic prices.  Again, just a few factors causing us to tweak our guidance going forward.

On Slide 16 we have noted our hedges that we had in place and have talked about in prior conference calls over the last week or so due to the merger with Pioneer.  We have added on an additional layer of swaps for both November and December of ‘04, 25 MMcf a day at roughly $5.72, and that’s a net number that’s net of fuel and basis. And in the period from January ‘05 to December ‘05 we’ve added in another 100 MMcf at a net $5.14 which is, again, net of basis and fuel usage.

On Slide 17 we have our operating costs for ‘04 listed out.  These operating costs for the 1st quarter were in line with guidance.  We adjusted the Q2, Q3 and Q4 to higher levels than previously projected due to lower production guidance.  We have not changed the absolute dollars, but because of the number of units that we are producing we will have higher unit costs.

Generally, transportation and DD&A were in line with our previous expectations.  G&A was little bit higher, as noted in our press release. We have also added a new line for transaction costs due to the merger with Pioneer.  We will be incurring transaction costs over the next two quarters, and we have reflected this in our guidance.  And that will amount to about $.20-.22 in Q2 and $.06-.08 in Q3.

Interest expense was in line for the 1st quarter, however, due to the bond transaction we did in March, our all-in interest costs from the bond deal are now going to be approximately 6%.  That’s about a little over 3+ percentage points higher than our bank debt, and therefore, our interest expense will increase for the remainder of 2004.

Production property taxes will be about 5% of net sales, and income tax rate for 2004 will be about 37%.  We have a small amount of current cash taxes that we pay, and that’s due to the Canadian properties.  All other amounts, or all other taxes, are deferred.

On Slide 18 is our cap ex budget for ‘04.  Our total capital expenditures for Q1 were about $50 million, pretty much in line with what we expected.  For the remainder of the year, we are still expecting a cap ex budget of about $220 million.  Mark, I’ll turn the call over to you.

Mark:                                                                                                                                                                 Thank you, Kevin.  We’re obviously very excited about this merger opportunity with Pioneer Natural Resources.  We think it’s going to be a very, very good deal for our shareholders and our employees.  As we conducted due diligence on each other, we were very pleased to find that there is a great cultural fit in the companies, both very entrepreneurial.

One of our main reasons for doing this deal at this time was, as you can tell from a lot of Kevin’s comments, it’s clear that we have pretty much of the Raton Basin fine-tuned, and expect to continue growth prospects there.  A lot of good opportunities, have drilled out some very, very good wells in the basin, so there’s plenty of additional drilling prospects.

Yet, as we started reaching out into new areas, a few delays here, a few delays there, little problems with the BLM here, some issues getting a few things done in Canada.  Nothing major, and nothing that’s going to affect our projected reserve, but enough that we recognize that we’re going to have to start to reinvent the kind of company we were to be able to do the necessary things to comply with all of the regulatory requirements, not only at the BLM level but also with the SEC and all the regulatory agencies in this new regulatory environment.

So, as we looked to the future and examine what kind of company we needed to be, and how we needed to hire additional people and different internal infrastructure we needed to create here, we recognized that this was an important inflection point for shareholders.  We had a few conversations with a few other companies, but when we looked at who we thought was the best fit, it turned out that the people we knew, people we respected, people who have a great business model, and people who by many accounts have one of the most undervalued stocks in their peer group.

So, what better combination than to find an undervalued currency with a great management team, with a great vision, with projects all over the world, that still understands doing business in places like Midland, Texas or Hugoton or West Texas panhandle, very complementary to what we’re doing in the Raton Basin.  They are very interested in our expertise in coal-bed methane.

A couple of people have asked me, well, what is Pioneer going to do? They don’t have any experience in coal bed methane.  They do now. People missed the point that this is a merger, and we are looking forward to sharing technology and operating practices with each other, and I suspect as we go forward we’ll find very, very nice synergies not only in the Raton Basin, and learning from some of the things that Pioneer has experience with, especially with regard to low-pressure gathering systems.

But I think Pioneer’s people are going to enjoy the vertically-integrated model that Evergreen has developed, and I believe will want to apply that more aggressively to their own plays on shore North America.  So, great synergies between the companies, very compatible philosophies.  Both companies care very, very much about their employees, about their relationships with the community, about their relationships with the investor community.  We just saw a good fit all the way around.

With that, we’re going to open it up for questions.

Marianne:                                                                                                                                          Thank you.  At this time I would like to remind everyone, if you would like to ask a question, please press * then the number 1 on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Your first question comes from Brian Singer with Goldman Sachs.

Brian:                                                                                                                                                                 Morning. Did I hear mentioned on the call that you had already locked in hedges for about 75% of 2005 production?  In the release and in your comments you referred to about 100 MMcf a day hedged in 2005.  Are there additional hedges that either have been or are currently being put in place?  Or should we extrapolate from that 100 what production you would expect for 2005?

Kevin:                                                                                                                                                             That 100 million was the amount in the contract, and it represents about 60% of the total 2005 production.  We may go up to an additional 75% if required to.

Brian:                                                                                                                                                                 Great.  Thanks.  And you had given delays in production getting wells drilled, regulatory, etc.  Why wouldn’t cap ex decrease for 2004?

Kevin:                                                                                                                                                             It may do that.  We have not factored any of those decreases.  If we can’t get 55 wells drilled this year, we’ll obviously decrease our drilling program in the Piceance Uintah.  If we can’t get the 65 wells drilled in Canada, then we will obviously decrease some of those costs.

Also, Kansas is another area where we may, depending on what happens with the divestiture of that property, that drilling program may be adjusted also so the 220 could be adjusted significantly for 2004.

Mark:                                                                                                                                                                 Certainly, the Kansas portion of the cap ex budget will be adjusted, although even though we are in a divestiture mode on that property, we are still moving forward.  We are still moving forward with the projects both in terms of infill acreage in terms of drilling additional wells, in terms of bracketing them, in terms of putting in gathering systems.  So, we’re going forward with this project right up until the time it is divested.

I will say, however, that if we are hamstrung in these other areas in Canada or the Piceance and Uintah, then we have the resources to go ahead and drill more wells in the Raton Basin.  So, we are going to work aggressively either way to try to get that $220 million cap ex budget by drilling quality wells regardless, although obviously there has to be an adjustment made for Kansas.

I’d like to put a little more color on Kansas, and that is that we are going to conduct a very quick process to monetize this asset.  All interested parties I invite to call Kevin Davis, who is our Director of Mergers and Acquisitions.  We will be conducting an open competitive bid for it, but there is going to be a very quick timeline.  And given the realities of the merger agreement we’re under, we want to guarantee that we complete this transaction prior to the close of the merger, because that is in the best interest of Evergreen shareholders.

Brian:                                                                                                                                                                 Just one more question on the Raton.  You had very good luck in terms of regulatory permitting relative to other peers.  Do you view this delay as something that’s a little bit more permanent, or something that’s temporary?

Mark:                                                                                                                                                                 Well, just keep in mind, we’ve only had these properties since really November 1st, and we’re still learning how to get things done.  However, 85% of the Raton Basin acreage is fee, 5% is state, and 10% is federal.  So less than 10% is affected by permits, by BLM permits.  Permits in the Raton Basin on BLM land still takes 150-180 days on average, whereas a well drilled right next to it on fee land takes exactly 30 days to get a permit from the Colorado Oil & Gas Conservation Commission.

We have factored that into our operations for the Raton Basin.  We just haven’t quite factored enough in for operations in other areas. Again, that was part of looking at what it was going to take to do this right.  Seeing the infrastructure we are going to have to create internally to make this happen, we felt that this was a time to either gear up the company in a big way, or look for a strategic merger.  And obviously, we chose the strategic merger.

Brian:                                                                                                                                                                 Thank you.

Marianne:                                                                                                                                          Your next question comes from Ellen Hannan with Bear Stearns.

Ellen:                                                                                                                                                                   Morning.  I have a question on the Forest City Basin, Mark.  Can you tell us what your investment in that area has been?

Mark:                                                                                                                                                                 Ellen, you asked what the investment to date has been in the Forest City Basin?

Ellen:                                                                                                                                                                   Yes.

Mark:                                                                                                                                                                 Currently, as of March 31st, we have about $42 million in lease acquisition and drilling costs, and we have also allocated another $8 million for the frac equipment and coil tubing unit drilling rig that we’re purchasing for Kansas.  So, that’s $8 million. The total cost in Kansas right now is about 50 million.

Ellen:                                                                                                                                                                   And Kevin, while I have you, one other thing on the — there was a slight reduction in your projection in Raton on the fuel shrinkage.  Can you go through that again?  Also, your net revenue interest.

Kevin:                                                                                                                                                             The fuel shrinkage, usually our shrinkages run about 9% in the Raton Basin.  This last quarter we saw it at about 9.7%.  So, that .7% was about a 10th of a Bcf for the 1st quarter.  And we factored that in for the remainder of the year.  So, that reduced our production estimates a little bit.  The net revenue interest adjustment is, over the past year or so we’ve really ramped up our production in the Long Canyon area. And the Long Canyon area is an area that we acquired back in 1998, and our net revenue interest in that area is around 70%, which is less than the normal NRI in the rest of our properties of about 85.5%.

So, that has caused our — while production hasn’t gone down, cost of net sales volumes to go down for us.

Ellen:                                                                                                                                                                   Thanks very much.

Marianne:                                                                                                                                          Your next question comes from David Heikkinen with Hibernia Southcoast Capital.

David:                                                                                                                                                             Morning, Mark.  Just had a question for you on looking back on the Carbon properties and some of the execution problems.  In looking forward now into the combined company, Pioneer didn’t talk about that as much as a core area.  Do you think that those will be a core set of properties for the combined company?

Mark:                                                                                                                                                                 Absolutely.  I think that Pioneer is already looking at ways to consolidate the Canadian operations in a very favorable way for both companies, and both companies’ groups in that area.  Also, in the Piceance Uintah properties, Pioneer has been looking at this area.  When we started looking at doing our own merger negotiations, we really believe we can grow the Piceance and Uintah asset, and Pioneer believes that, too.  That means being more aggressive about getting control of the gathering systems out there and putting in your own, and putting in the plants that are necessary, putting in the infrastructure, and being a dominant player and being a consolidator.

And we were just starting this process.  Pioneer not only has the same approach, if anything, they’ll probably be even more aggressive than Evergreen would have been.  So, I expect the Piceance and Uintah to be an attractive core asset for Pioneer.  It’s certainly one of the hot growth stories and hot growth spaces in the Rockies right now.  And I don’t think Pioneer plans to miss the opportunity.

We’re very, very pleased.  Other than our inability to get wells actually hooked up, we’re really pleased with the early results of the drilling program there.  Kevin alluded to the fact that we have drilled more wells in the 1st quarter than Carbon had been able to drill for a lot of other reasons over the prior year or two.  And we really like the results.  But we knew we would.

David:                                                                                                                                                             The comment that you made, Mark, about there were other offers, or other discussions that occurred, if Pioneer’s share price trades off, is there any threshold where those other discussions become active, or more appealing?  Or is it the goal to just march down the path?

Mark:                                                                                                                                                                 Well, we looked at a lot of different companies.  Obviously, Pioneer was looking for an expansion of its North American asset base.  So it’s obvious why this is a strategic fit.  And if it’s not, Scott and I will be talking about why we think it is next week as well as Kevin and Tim will be at the same time.

Obviously, Evergreen had a few choices in terms of kinds of companies it could approach.  I don’t want you to think that we didn’t approach or talk to anyone else.  We have had conversations.  But on balance, we think this is the best deal for our shareholders.  And it’s certainly a very good deal for our employees, who are going to find themselves in a very similar, entrepreneurial culture that encourages the sort of attention to detail, of taking risks, finding ways to improve your ability to get things done, looking at statistical plays, looking at maximizing plays like, statistical plays like the Spraberry coal bed methane trend, getting into other types, fractured-shale plays.

Just, the more we looked at it, I was surprised at all the synergies.  The more we looked at it, the more it made sense.  There was no question in my mind that the $40 that I expect plus in total consideration for the deal was fair, and reflected a very nice premium to the stock prior to the run-up that everybody saw because of the Encana transaction with Tom Brown.

So, this combined company, looking forward — I know people have asked me, are you taking the cash, or are you taking the stock?  The answer is, both.  My personal selection is 50/50 for the same reason that we did the deal for shareholders.  It affords our shareholders the opportunity to take a little bit off the table now, but gives them the courtesy that I think is one of the best growth stories in their peer group.

David:                                                                                                                                                             On to the Carbon properties, really, looking at those, is it a drilling issue?  You said you drilled a lot more rigs, or drilled a lot more wells.  So it isn’t the procurement of rigs, it’s just getting the wells on production primarily in the Piceance and Uintah.  Is that a fair characterization?

Mark:                                                                                                                                                                 That’s right.  I mean, let’s face it.  We control so much of the Raton Basin that we’ve taken for granted our ability to get pipe hooked up. With only 10% of the lands in the Raton Basin that are Federal, but over half the lands in the Piceance Uintah Basin are Federal.  And there’s a lot more permitting issues than there is clearly a permitting slow-down going on, because it’s taken — the Pineance has gone from about 30 days to get a permit to over 90.  And at the same time, that’s not just for drilling wells, it’s also for getting lines laid.

And then of course, as Kevin alluded to, there are issues now where certain groups are trying to get the Greater Sage Grouse listed as an endangered species.  I mean, the obstacles to industry are tremendous. But industry is working to do this the right way, and ultimately industry will prevail and do it right.  And ultimately, it’s going to be companies like Evergreen and Pioneer that get in and do it right, and show that you don’t have to choose between quality of life and environmentally responsible development in a place like the Piceance

Uintah Basin area.

David:                                                                                                                                                             And then on the Canadian side, you kind of piqued my attention with commentary of a joint venture being pursued that’s slowing down some of the production.  Is that — what’s the details around that?

Mark:                                                                                                                                                                 Well, in the past, in prior conference calls, we’ve indicated that Evergreen’s ability to get into Canada, and one of the attractions, was our desire to do joint ventures.

David:                                                                                                                                                             Right.

Mark:                                                                                                                                                                 With groups that have large land positions there.  That is still our desire, of course.  There are deals in discussion right now.  I mean, the only guaranteed way I know to jinx it is to say exactly what we’re doing.

David:                                                                                                                                                             Fair enough. So there isn’t any details as far as the amount of acres that you’re trying to get exposure to, both conventional and coal bed methane, that you are ready to talk about yet?

Mark:                                                                                                                                                                 Well in the past, I’ve said that we’ve planned to add a couple of hundred thousand acres, at least, to our position.  Every time I talk to Scott, though, when I think I have a big appetite, he’s got a bigger one.  So, I think he’s going to want to increase that.

David:                                                                                                                                                             So the deals that you’re talking about, just in order of magnitude, are in that couple hundred thousand type of exposure, if they were to, knock on wood, get done?

Mark:                                                                                                                                                                 Stay tuned.  I think Canada and unconventional gas and coal bed methane in Canada, as we’ve said, is going to be a hot growth area. And I do believe Pioneer is looking forward to taking advantage of that opportunity.

David:                                                                                                                                                             Mark, thanks.

Marianne:                                                                                                                                          Your next question is from Rehan Rashid with Friedman, Billings, Ramsey.

Rehan:                                                                                                                                                           Morning, Mark.  Quick question on the comment that you made that Pioneer now has CBM expertise.  What incentives have been given to your key technical people to stay on board on the merger?  And then I have another question.

Mark:                                                                                                                                                                 I’ve chained them all to their desks.

Rehan:                                                                                                                                                           Say that again?

Mark:                                                                                                                                                                 Let me come up with a slightly more comprehensive answer.  As part of the transaction retention of key people as an important part of this merger — and it is a merger, it’s not just an acquisition.  Pioneer is very much looking to merge with Evergreen’s expertise, and acquire that expertise.  They cannot acquire that expertise if our people walk out wholesale.  And so, we have — I won’t get into the details, because I haven’t told all the employees specifically what each of them are getting yet.

But a number of employees in key positions are given strong incentives to stick around for a few years in terms of restricted stock as a retention device.  So, we are very concerned that our employees be taken care of.  I was pleased to find out that that was one of the easiest parts of the negotiations as the transaction committee described it to me, that Pioneer very much wanted to keep these people, and wanted to give them strong incentives to stick around.

I think anybody that leaves is crazy after some of things I saw offered.

Rehan:                                                                                                                                                           Second question.  How many wells in the Raton Basin, how many wells do you have producing?  And then how much more would it take to fully develop the area?

Mark:                                                                                                                                                                 Plus or minus 1 or 2, it’s about 1063 wells currently producing in the Raton Basin.  And we believe that easily another 1000 wells will be drilled there, both through expansions of the Vermejo, shallower drilling in the Raton coals and the Raton sands and conglomerates as well as in-fill drilling and tighter spacing which at these gas prices, I have to tell you that if you’re in a $5 plus gas price environment, it makes a lot of sense to drill 8 wells per section in terms of value creation for shareholders and in terms of rate acceleration of the production profile, and a way to shorten that 30-year reserve life to 20 years.

Rehan:                                                                                                                                                           By way of history, you have gone from basically zero production to where you are now, could you give a quick synopsis of just the broader issues that you had faced growing production to these levels, and as you go forward, does the compression/low pressure issues become of any concern?  And then, how would that be addressed, I presume?

Mark:                                                                                                                                                                 Well, that’s a big part of the competitive advantage.  Evergreen was one of the first companies to come in and put in such an extensive looped and low-pressure gathering system.  The pipe in the field, the 24” diameter pipeline that links these compressor stations, the 8 compressor stations we have in the field, 7 of them are hydraulically linked together on the suction side, and of course, all go into the same discharge line.

So, we have tremendous redundancy.  The willingness to invest in that capital, that large pipe and the over 80,000 horsepower of total compression is one of the keys to the success of the area.  That’s a tremendous asset.  But that asset is — we’re still experimenting with fine-tuning it.  The problem is fine-tuning it.  Sometimes you go a little too far over the dial, and you have to come back.  That’s one of the things we found out as we were looking at experimenting with some of the lower field pressures.

One of the things we’ll be doing, for example, is the next step in modifications to the system will be adding booster suction compression, booster compressors on the suction side, which are going to improve the overall hydraulics to the field, and allow the system to produce more gas than it already does.  The system was really way, way overbuilt for the 1000 wells that are there, because it was built anticipating not just production from these 1000 wells but from the next 1000-1500 wells that will also be flowing through the system as it’s expanded and extended.

That was one of the synergies we saw with Pioneer.  They have — they are actually operating their Hugoton system on vacuum, and we are getting to very low pressures now.  There is — it’s too early yet for the Raton Basin, but there is a day coming when that field is operated on vacuum.  It’s going to be terrific to have a company like Pioneer that already knows how to do that.

So, the approach, the growth, the overall profile was, looking at the data that was there from other companies, a large independent and a major oil company that each considered themselves to be coal bed methane experts of the world, drilled some wells in the Raton Basin, pronounced it generally uneconomic and got out.  Evergreen was one of the small independents grabbing crumbs as they became available, and looking for ways to improve on those crumbs.

And by slowly acquiring acreage, and by buying out some of the other smaller operators in the basin, and improving on the results that they saw, Evergreen was able to amass well over 300,000 acres of very consolidated acreage, and able to develop this in a very logical, technically proficient way.

The Bureau of Land Management, when they reviewed this area and the Federal units that we had there, stated that this area was a textbook case for what unitization was expected to accomplish in terms of orderly development of the reservoir.  So, it really was getting a large acreage position, consolidating it, figuring out that we could improve on the results of the vertically-integrated model which included not just providing services for ourselves, but also doing the gathering ourselves, not just owning it, but actually putting it in, controlling it, operating it, building the pipe.

We don’t have any arguments with ourselves when we’re expanding the system in terms of trying to decide, should this be a 6” diameter line or a 20” diameter line.  We have erred on the side of putting in the larger pipe.  And quite honestly, we’re very glad we did, because now we have a system that is built to handle the next 1000-1500 wells that are likely to be drilled in that basin.

Of course, the field evolved as technologies evolved.  In doing our own services, we developed our own frac technology, and our own specialized techniques.  We are not the world’s experts in fracing coal bed methane wells.  I believe we are the expert in fracing coal bed methane wells in the Raton Basin.   And we have experimented with

different equipment, such as coiled tubing units which are state of the art now for pumping fracs.

We’ve also experimented with different fluids, different pumping rates, different chemistries, different additives.  And we think we’ve got a pretty neat recipe of the Colonel’s secret herbs and spices that works awfully well in the Raton Basin.

And we can’t wait to try to convert this frac technology to other areas, not just the Piceance or Uintah Basins, but probably the most exciting application, and it will be Canadian coal bed methane, in the four major coal groups up there that are likely to be developed.

Rehan:                                                                                                                                                           Thanks.

Marianne:                                                                                                                                          Once again I would like to remind everyone, if you would like to ask a question, please press * then the number 1 on your telephone keypad.  Your next question comes from Joe Allman with RBC Capital Markets.

Joe:                                                                                                                                                                           Hi, everybody.  Mark, could you comment on the progress to date on the dewatering process and production testing in Kansas?

Mark:                                                                                                                                                                 I can, it’s working.  It’s working very slowly, but it’s working.  And that’s consistent with what we said before.  I wish I wasn’t conflicted so I could go out and buy this project myself with private capital.  I could see why Pioneer felt it wasn’t a fit for our combined companies.  I believe, however, that some person will be lucky and glad they got that asset.  But I can understand why it doesn’t fit our combined companies.  Were we not doing this merger, it is certainly an asset we were planning to stay with, and an asset that we were looking forward to developing.

But it’s just one of those things.  And any time you’re high-grading assets in a merger like this, when you look at the real quality assets and high impact assets that Pioneer has, it’s clear why they need to put priorities in other areas.  One of the things about the — if you’re looking for a good model for Kansas, while the coals are thin and a little under pressure, they’re really under-saturated.  You can see a much better — you obviously have an analog in the Cherokee Basin, and several hundred wells that Devon had drilled that were recently acquired by another company in there.

But this is probably more analogous petro-physically to a lot of things going on in the Warrior Basin in Alabama.  So, that’s just the key on coal bed methane.  Each basin’s a little different each one requires a different combination of drilling and completion and operating techniques.  That’s why it’s an exciting phase of our business to be in right now.  It’s very statistical, very low probability of failure once you figure it out.  But you have to experiment with the recipe in each basin and each area and each basin has a different recipe.

I think that, talking about that and the differences in coal bed methane, one of the reasons why Kansas is a low priority for Pioneer is they see a huge opportunity, as do we, for Canadian coal bed methane.  And if you’re going to be experimenting, while I fully believe the Kansas project will be very attractive to some lucky company, Canadian coal bed methane has much larger opportunities.

Joe:                                                                                                                                                                           Have you seen any positive or negative surprises in terms of, say, the coal thicknesses that you’ve encountered, or have any areas — I know you’ve got a big block on the north side and another big block in the south.  Are any of those areas more interesting, based on what you’ve seen so far?

Mark:                                                                                                                                                                 One area is more interesting for the fractured shale, the other area is more interesting for the coal.  I’ll let you figure out which.

Joe:                                                                                                                                                                           And then I know another operator out there is getting ready to flare gas from a handful of wells.  Are you folks hoping to do the same fairly soon?  And then after that, can you just talk about Alaska a little bit, too?

Mark:                                                                                                                                                                 Well, flaring coal bed methane wells isn’t our model.  And you won’t see us flaring wells.  We would take a different approach.  But as you’re aware, since the project is going to be sold in the not-too-distant future, I don’t know what comments there would really help.  In some areas we have been venting for a few days.  We have got 30 days of venting on some of our own wells, and obviously we watch other operators in the area.

We have been very, very careful all throughout, the way we talk about Kansas is to say look, we think it’s going to work, we think it’s going to take us a little while.  We indicated we were a little disappointed how slowly we got started on it.  And it became clear to us that it was going to take longer for these wells to dewater.  They are dewatering. We are making gas.  It’s too early to claim economic victory.  But everybody else out there is.  So, we’ve been very careful not to hype this play.  But other operators in the area haven’t had the same disciplined approach.

Up in Alaska, we are coring our 5th and last well up there.  It’s at about 2200 feet, and it’s drilling and coring ahead.  We are days away from being finished there.  Once we do, we’re going to look at the 5 core holes we’ve drilled to figure out which of the areas deserves a production pilot.  And hopefully, we’ll convince Pioneer that it’s worth drilling the production pilot.

Joe:                                                                                                                                                                           Thank you.

Marianne:                                                                                                                                          Your next question comes from Markos Kaminis with Standard & Poors.

Markos:                                                                                                                                                    Good morning.  First, I’d like to thank you, Mark, for creating a lot of value for shareholders over the years.  But I also want to say that I’m wondering about the value creation in this deal, because it seems like there is some value being killed in Kansas directly off the bat, with the acquisition price being below market price as well.  I know that the stock had run up on two other deals in the region.  But the market price implies that an acquisition should be a little higher, and not lower.

So, I have some concern about where, you know, value creation for Evergreen shareholders, directly I don’t see it.  Indirectly, I guess the expertise transfer to Pioneer is certainly a synergy.  I’m just wondering about Evergreen shareholders in the near-term.

Mark:                                                                                                                                                                 I understand your concerns, Markos.  And let’s face it, it was the middle of our conversations, a couple of transactions get announced that had some influence on the market.  And looking at this transaction overall, it’s not like we haven’t talked to a few other folks. We have.  But most companies — we had reached a point where we needed to do something, Markos, as a company.  We either needed to reinvent ourselves, or we needed to go and find a company that already had that infrastructure in place.

We feel that Pioneer has great projects, also.  It’s a different kind of growth profile.  It has a lot of North American assets that are long-life reserves, statistical play, where there is obvious operating synergies. But this, combining with this company at this time gave our shareholders access to some really, in my opinion, sexy, high-impact projects that if they come in as we in Pioneer expect them to, you know, this conversation will be a moot point a year from now.

I also expect that Pioneer, after this merger is completed, will trade closer to the cash flow multiple of its peer group, and it will be appropriate for it to do so when these assets are combined.  You’ve been a very strong supporter of us over the years, Markos, and we’ve — by the way, I’d like to return the compliment.  We really appreciate it.

Markos:                                                                                                                                                    Thank you.  Scott spoke about acceleration of exploitation of your reserves, possibly, through the deal.  But he also talked about 200 wells in Raton per year through 2008 or something like that.  And that doesn’t seem like an acceleration if you’re doing 200 wells this year.

Mark:                                                                                                                                                                 Did Scott say that?

Markos:                                                                                                                                                    I thought so.

Mark:                                                                                                                                                                 We’ve got to talk to him about that.  Actually the plan is, Evergreen drills 200 wells this year, and collectively we agree that it makes sense to drill 250 wells next year and 300 wells the following year. I will tell you that if we get any more delays in the Piceance or Uintah Basin or some of the Canadian projects, expect to see us shooting for more than 200 wells this year, because we will deploy the capital.  We are going to hit our production targets, we are going to do what we said we would do.

But the plan is, we have discussed with Pioneer the need to do this in a responsible way, pay attention to details and not lose out on the quality control, looking at the equipment and the people that are necessary.  And we’re already making plans to gear that up and to get ready to drill at a faster rate.  Because they do plan to increase the drilling activity in the Raton Basin, which is appropriate for a company pro forma of this merger.

Markos:                                                                                                                                                    Okay.  That’s reassuring.  One last question.  What is the permitting situation in Kansas?  You spoke about the Piceance and Uintah compared to the Raton.

Mark:                                                                                                                                                                 Again, when it’s fee acreage, it’s easy.  100% of the Kansas acreage is fee.  Unlike certain parts of Colorado where the anti-development groups come out to fight you at every step of the way, you can get a permit in just a few days.  You can get the wells drilled in and out in a few days.  Very low impact.  Frequently, the difference between an uneconomic farm and an economic farm in Kansas are the ones that do or do not have oil or gas wells on them.

And our experience out there drilling has been actually quite positive, and in many cases the farmers’ wives serve the groups cookies, which is a very nice change.

Markos:                                                                                                                                                    Thanks, Mark.

Marianne:                                                                                                                                          Your next question comes from Bill Nietzel with SAC Capital.

Jeff:                                                                                                                                                                          Mark, it’s Jeff Soloman. [PHONETIC]  You have talked about this before in the past, but could you go over it again?  I saw the numbers that you published in reserves proven and probables of 2.4 Tcf. [PHONETIC] What do you think, though, has ultimately proved recoverable in the Raton Basin, and what do you think the incremental cap ex is to bring that out?

Mark:                                                                                                                                                                 Well, we’re at 1.4 Tcf now in the Raton Basin, or were at the end of this year, or at the beginning of this current year.  The 900 (Bcf) to 1 Tcf is completely consistent with what we’ve said all along is likely to be what’s going to happen in the Raton Basin.  These reserves are, while they are probable, they are what we call internally probable probable, or the closest thing to PUD’s you’ll ever get.

So, we’re extremely confident we’ll get there.  And the cost of getting there, the cost as you go forward, of course, is starting — there has been some cost increase in our business. Although we do our own services, and we’ve saved a great deal of money doing it, we’ve seen increases in costs of sand and pipe and cement.  And since we tend to give our people raises and not take money away from them, the costs go up every year.  But we are getting good economies of scale.

But we are getting — we are seeing where we are getting into less productive, but actually more predictable wells.  So, I am extremely confident that we’ll get over 2 Tcf.  In fact, you know, we’ve had our independent engineers look at this, and they’re not really allowed to publicly talk about reserves, those that has been proved.  But they generally share our outlook on this.

Certainly, within — I would guess that their thought of the upside potential of the basin and our expectations of the upside potential are within 5%, which is right on the money.  So, I think we’re confident we’re going to get there.  Obviously, the costs per unit are going to go up because — as you start to drill up the field.  But it’s still going to be way below what the industry averages are.

Jeff:                                                                                                                                                                          You’ve been operating them for such a long time, you obviously have a good sense of the probable number because that’s what you’ve been doing over time.  Any comment on the potential upside beyond that 2.4 Tcf number?

Mark:                                                                                                                                                                 Well, in addition, I mean, I can’t comment on it.  But I am just wildly speculating now.  Though we’ve said all along that there is deep potential in the fractured shale, there is also the potential to do deals with other people that are in the basin.  There are other possible plays that could emerge for tight sands or fractured shales. At some point, maybe Pioneer will want to more aggressively drill some deep wells just to see what’s there.

And I certainly can’t fault that, because the Raton Basin would be unique if only the coal play was productive.  Almost every other basin that is productive for coal bed methane started with conventional production, and coal bed methane came as an afterthought.  The Raton Basin is, I think, the very first basin to actually develop as a coal bed methane play without the benefit of the more conventional production.  So, is there something else there?  The answer is, probably.  Now I’m speculating, of course.

But we’ve also drilled some shallower tests in some areas as well as some deeper tests, and we are going to drill those.  We’re also experimenting with some directional drilling.  So, yes, is there additional potential?  You bet there is.  A wise man in our industry once said to me the best place to look for oil and gas is in an oil and gas field.  And I think the Raton Basin has proven to be the basin that keeps on giving, and I’m sure that’s one of the reasons why Pioneer wants to build on it as a core asset, and for a Rocky Mountain approach to getting a very strong consolidated position in several basins in the Rockies.

Bill:                                                                                                                                                                            Thanks, Mark.  Congratulations.

Marianne:                                                                                                                                          Again, in order to ask a question, please press * then the number 1 on your telephone keypad.  Your next question comes from John Zaehriner with Loomis Sayles.

John:                                                                                                                                                                   Yes.  Thank you.  Just need a little clarification on the hedge position. The differences that I’m seeing you report in your current press release and your prior guidance largely are for the 2005 hedge position, as well as a little extra 4th quarter of this year.  Is that what you have pledged to put on to satisfy your end of the merger bargain?

Mark:                                                                                                                                                                 Yes.  It was.  We added the 25 million a day for November and December of  ‘04, and the 100 MMcf day in 2005.

John:                                                                                                                                                                   So you’re all set.

Mark:                                                                                                                                                                 Yes.  We are.

John:                                                                                                                                                                   Good.  That’s all I needed.

Marianne:                                                                                                                                          At this time there are no further questions.  Mr. Sexton, are there any closing remarks?

Mark:                                                                                                                                                                 I’d like to thank everyone for their support of Evergreen.  As some of the comments we heard, this has been a wonderful success story.  I’d like to think it’s not over.  I think we’re just evolving through this merger with Pioneer into the kind of company that we would have tried to create anyway.  And it’s a great opportunity to work with a company that has a similar philosophy, similar values, similar entrepreneurial approach, and a desire to constantly push themselves and try to find ways to do things better.

We are very excited about this merger, hope it happens sooner rather than later.  But it will take its time, and we’ll have a lot of opportunity to talk about it, and we’ll talk about the transition this summer.  I’d like to thank everybody in the investment community for their support that we’ve enjoyed, and their trust, and I think we’ve made a lot of people a lot of money, and I think we’re going to continue to do so through this transaction.

This concludes the 1st quarter 2004 earnings conference call.  Thank you again very much.

Marianne:                                                                                                                                          Thank you for participating in today’s conference call.  You may now disconnect.